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                                                                   Exhibit 21

                                               List of Subsidiaries

1.       M.I.E. Hospitality, Inc.
2.       A.T. 23rd Street Holding Corp.
3.       A.T. of Gulf Coast Inc.
4.       Arthur Treacher's Management Company, Inc.
5.       Arthur Treacher's Advertising Company, Inc.
6.       Arthur Treacher's, Inc. (a Delaware corporation)
7.       Digital Creative Development Corporation (a Delaware corporation)